Exhibit 10.1(e)
FORBEARANCE EXTENSION
     This FORBEARANCE EXTENSION (this “Agreement”) is dated and effective as of December 23, 2009 and is made by and among NEENAH FOUNDRY COMPANY, a Wisconsin corporation (“Neenah”), the Subsidiaries of Neenah set forth on the signature pages hereto that are designated as “Borrowers” (each of Neenah and such Subsidiaries of Neenah may be individually referred to herein as a “Borrower” and may be collectively referred to herein as “Borrowers”), the entities set forth on the signature pages hereto that are designated as “Lenders”, and Bank of America, N.A., as administrative agent for the Lenders (“Agent”).
RECITALS:
     WHEREAS, Agent, Lenders and Borrowers have entered into certain financing arrangements pursuant to the Amended and Restated Loan and Security Agreement, dated as of December 29, 2006 among Agent, Borrowers and the Lenders from time to time party thereto (as amended hereby, and as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”);
     WHEREAS, the parties hereto executed and delivered an Amendment No. 2 to Amended and Restated Loan and Security Agreement and Forbearance Agreement dated and effective as of November 10, 2009 (as amended, supplemented or otherwise modified to date, the “Forbearance Agreement”) with respect to the “Specified Defaults” (as defined in the Forbearance Agreement), pursuant to which Agent and Lenders agreed to forbear from exercising their rights as a result of such Specified Defaults and to provide further Revolving Credit Loans and other financial accommodations to Borrowers notwithstanding such Specified Defaults through the expiration of the Forbearance Period (as defined in the Forbearance Agreement);
     WHEREAS, the Borrowers have requested that Agent and Lenders agree to extend the terms of the Forbearance Agreement; and
     WHEREAS, Agent and Lenders are willing to agree to accommodate the request of the Borrowers on the terms and subject to the conditions specified herein;
     NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:
SECTION 1. DEFINITIONS
     1.1. Interpretation. All capitalized terms used and not otherwise defined herein (including the recitals hereto) shall have the respective meanings assigned thereto in the Loan Agreement unless otherwise defined herein. The term “Specified Defaults” shall mean the Events of Default specified on the Exhibit A attached hereto (with such Exhibit A being in substitution and replacement of the Exhibit A attached to the Forbearance Agreement).

SECTION 2. ACKNOWLEDGMENTS
     2.1. Acknowledgment of Obligations. Each Borrower hereby acknowledges, confirms and agrees that as of the close of business on December 22, 2009, (a) Borrowers are indebted to Lenders in respect of the Revolving Credit Loans (including Swingline Loans) in the principal amount of $52,271,348.09, and (b) Borrowers are indebted to Lenders in respect of the LC Obligations in the principal amount of $1,275,000.00. Each Borrower hereby acknowledges, confirms and agrees that all such Loans and LC Obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by any Borrower to Lenders, are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.
     2.2. Acknowledgment of Security Interests. Each Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Agent, for the benefit of Agent and Lenders, pursuant to the Loan Agreement and the Loan Documents or otherwise granted to or held by Agent, for the benefit of Agent and Lenders, subject only to Permitted Liens and the terms of the Secured Bond Intercreditor Agreement.
     2.3. Binding Effect of Documents. Each Borrower hereby acknowledges, confirms and agrees that: (a) each of the Loan Agreement and the Loan Documents to which it is a party has been duly executed and delivered to Agent by such Borrower, and each is and shall remain in full force and effect as of the date hereof except as modified pursuant hereto, (b) the agreements and obligations of such Borrower contained in such documents and in this Agreement constitute the legal, valid and binding Obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such Obligations, and (c) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for under the Loan Agreement and the Loan Documents and applicable law.
     2.4. Acknowledgment of Default. Each Borrower hereby acknowledges and agrees that the occurrence of the Specified Defaults would entitle Agent and Lenders to exercise their rights and remedies under the Loan Agreement and the Loan Documents, applicable law or otherwise. Each Borrower represents and warrants that as of the date hereof, no Events of Default exist other than those which would correspond to the Specified Defaults. Each Borrower hereby acknowledges and agrees that, except as otherwise expressly set forth herein, with the occurrence of the Specified Defaults (i) Agent and Lenders would have the exercisable right to declare the Obligations to be immediately due and payable under the terms of the Loan Agreement and the Loan Documents, and (ii) Lenders would no longer obligated to make any disbursements of Revolving Credit Loans.
     2.5. Expiration of Forbearance. Upon the expiration or termination of the Forbearance Period, the agreement of Agent and Lenders to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination would be to permit Agent and Lenders to exercise immediately all rights and remedies under the Loan Agreement and the Loan Documents and applicable law that are available based on the occurrence of the Specified Defaults, including, but not limited to, (i) ceasing to make any further Loans or issuing any further Letters of Credit or LC Guaranties and (ii) accelerating all of the Obligations under the Loan Agreement and the Loan Documents; in each case without any further notice to any Borrower, passage of time or forbearance of any kind.
     2.6. No Waivers; Reservation of Rights.
          (a) Agent and Lenders have not waived (by the terms of the Forbearance Agreement or otherwise), are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults to the extent expressly set forth in the Forbearance Agreement) occurring at any time.
          (b) Subject to Section 3.2 of the Forbearance Agreement (solely with respect to the Specified Defaults), Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Loan Agreement and the Loan Documents as a result of any other Events of Default occurring at any time. Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.
     2.7. Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrower, or any failure of any Borrower to comply with the covenants, conditions and agreements contained in the Forbearance Agreement, this Agreement, the Loan Agreement and the Loan Documents or in any other agreement, document or instrument at any time executed and/or delivered by any Borrower with, to or in favor of Agent or any Lenders shall constitute an Event of Default under the Loan Agreement and the Loan Documents. In the event any Person, other than Agent or Lenders, shall at any time exercise for any reason (including, without limitation, by reason of any Specified Default, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Borrower or any obligor providing credit support for any Borrower’s obligations to such other Person, or against any Borrower’s or such obligor’s properties or assets, such event shall constitute an Event of Default under the Forbearance Agreement and an Event of Default under the Loan Agreement.
     2.8. Inventory Appraisals; Existing Reserves. The extension of the Forbearance Period implemented in this Agreement by amending the definition of “Forbearance Period” in the Forbearance Agreement pursuant to Section 3.1 below shall have the effect of extending the provisions of Section 6 of the Forbearance Agreement that are applicable until the end of the Forbearance Period through the end of the Forbearance Period as extended by this Agreement; provided, that effective as of the date hereof and continuing for the remainder of the Forbearance Period, the net orderly liquidation percentage of each category and type of Eligible Inventory will be determined by reference to the New Sector3 Appraisal (as defined in the Forbearance Agreement).

SECTION 3. MODIFICATIONS TO FORBEARANCE AGREEMENT
     Subject to the conditions set forth herein, the Forbearance Agreement is amended as follows:
     3.1. Section 1.2 of the Forbearance Agreement is amended by amending and restating the definition of the term “Forbearance Period” set forth therein in its entirety as follows:
     (b) “Forbearance Period” means the period commencing on the date hereof and ending on the date which is the earliest of (i) January 15, 2010; (ii) the occurrence or existence of any Event of Default other than the Specified Defaults; or (iii) the occurrence of any Termination Event.
     3.2. Section 5.1(a) of the Forbearance Agreement is amended and restated in its entirety as follows:
     (a) Borrowers shall, from and after December 23, 2009, continue to use their commercially reasonable efforts to pursue a restructuring of the Secured Bonds and Subordinated Bonds on terms and conditions acceptable to Borrowers and the Lenders that would occur no later than January 30, 2010. In furtherance of the foregoing, Borrowers shall diligently pursue in good faith the negotiation and completion of a term sheet and lock-up agreement in respect of a restructuring of the Secured Bonds and Subordinated Bonds, each reasonably satisfactory to Lenders in form and content, no later than January 15, 2010. In addition, Borrowers shall pursue preparation of documentation regarding the potential restructuring of the Secured Bonds and Subordinated Bonds, and shall provide the Lenders with weekly oral updates of the progress in respect of such restructuring of the Secured Bonds and Subordinated Bonds.
     3.3. Section 5.1(d) of the Forbearance Agreement is amended and restated in its entirety as follows:
     (d) Borrowers shall not permit EBITDA (as calculated in accordance with Exhibit 8.3 of the Loan Agreement) for each period set forth below to be less than the applicable amount set forth below for such period:

Period	EBITDA
The one-month period ending December 31, 2009	($2,000,000)
     3.4. Except as modified pursuant to this Section 3, no other changes or modifications to the Forbearance Agreement are intended or implied and in all other respects the Forbearance Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.

SECTION 4. BOND PAYMENTS
     For the avoidance of doubt, it is agreed and understood that no cash payments in respect of the Secured Bonds or the Subordinated Bonds shall be made by Borrowers at any time during the Forbearance Period.
SECTION 5. FORBEARANCE EXTENSION FEE.
     Borrowers agree to pay to the Agent, for the ratable benefit of the Lenders in accordance with their respective Revolving Loan Percentages as of the date hereof, a forbearance extension fee in the aggregate amount of $50,000 (the “Forbearance Extension Fee”). The Forbearance Extension Fee shall be due and payable, fully earned and non-refundable as of the date of this Agreement.
SECTION 6. REPRESENTATIONS AND WARRANTIES
     Each Borrower hereby represents, warrants and covenants as follows:
     6.1. Representations in the Loan Agreement and the Loan Documents. Each of the representations and warranties made by or on behalf of each Borrower to Agent or any Lender in the Loan Agreement, the Forbearance Agreement or any of the Loan Documents was true and correct when made, and is, except for the Specified Defaults, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by each Borrower on the date hereof and in this Agreement.
     6.2. Binding Effect of Documents. This Agreement has been duly authorized, executed and delivered to Agent and Lenders by each Borrower, is enforceable in accordance with its terms and is in full force and effect.
     6.3. No Conflict. The execution, delivery and performance of this Agreement by each Borrower will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues.
SECTION 7. CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT
     The effectiveness of the terms and provisions of Section 3 of this Agreement shall be subject to the receipt by Agent of each of the following, in form and substance satisfactory to Agent and Lenders:
          (a) an original of this Agreement, duly authorized, executed and delivered by each Borrower; and
          (b) an original of the Consent and Reaffirmation attached as Exhibit B hereto, duly authorized, executed and delivered by each Guarantor.

SECTION 8. MISCELLANEOUS
     8.1. Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the Loan Documents (including the Forbearance Agreement) are intended or implied and in all other respects the Loan Agreement and the other Loan Documents (including the Forbearance Agreement) are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement, the Loan Agreement and the other Loan Documents (including the Forbearance Agreement), the terms of this Agreement shall control. The Loan Agreement, the Forbearance Agreement and this Agreement shall be read and construed as one agreement.
     8.2. Costs and Expenses. Each Borrower absolutely and unconditionally agrees to pay to Agent, within 15 days of demand by Agent at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated: all fees and disbursements of any counsel to Agent or any Lender in connection with the preparation, negotiation, execution or delivery of this Agreement and any agreements contemplated hereby and expenses which shall at any time be incurred or sustained by Agent, any Lender, or any of their respective directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements contemplated hereby. Each Borrower hereby agrees that Borrowers’ joint and several obligation under Section 2.8 of the Loan Agreement for the reimbursement of out-of-pocket expenses of Agent or any Lender in connection with any attempt to enforce rights of Agent or any Lender under the Loan Agreement or any of the other Loan Documents shall include the obligation to reimburse Agent and Lenders for collection fees, costs and expenses arising after entry of any judgment in respect of the amounts due to Lenders.
     8.3. Further Assurances. At Borrowers’ expense, the parties hereto shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.
     8.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     8.5. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and releases of each Borrower made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the Forbearance Period, and no investigation by Agent or any Lender, or any closing, shall affect the representations and warranties or the right of Agent and Lenders to rely upon them.
     8.6. Release.
          (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower and each Guarantor executing a Consent and Reaffirmation attached hereto, on behalf of itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Borrower, each Guarantor and all such other Persons being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Agreement, any of the Loan Documents or any of the transactions hereunder or thereunder.
          (b) Each Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (c) Each Borrower and each Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
     8.7. Covenant Not to Sue. Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 8.6 above. If any Releasing Party violates the foregoing covenant, each Borrower, for itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
     8.8. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.
     8.9. Reviewed by Attorneys. Each Borrower and each Guarantor represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Borrower or such Guarantor may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.
     8.10. Disgorgement. If Agent or any Lender is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest or other consideration shall be revived and continue as if such payment, interest or other consideration had not been received by Agent or such Lender, and the Borrowers shall be liable to, and shall indemnify, defend and hold Agent or such Lender harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this Section 8.10 shall survive execution and delivery of this Agreement and the documents, agreements and instruments to be executed or delivered herewith.
     8.11. Relationship. Each Borrower agrees that the relationship between Agent and such Borrower and between each Lender and Borrower is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement, or any other association between Agent and any Borrower or between any Lender and any Borrower. Each Borrower acknowledges that Agent and each Lender have acted at all times only as a creditor to such Borrower within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Agent or any Lender attempted to exercise any control over such Borrower or its business or affairs.
     8.12. Governing Law: Consent to Jurisdiction and Venue. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE LOAN AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THIS AGREEMENT, THE LOAN AGREEMENT AND THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR THE LOAN AGREEMENT OR THE LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE LOAN AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN

ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER THE SAME HAS BEEN POSTED.
     8.13. Mutual Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN AGENT OR ANY LENDER AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
     8.14. Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

     IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

BORROWERS:

NEENAH FOUNDRY COMPANY
DEETER FOUNDRY, INC.
MERCER FORGE CORPORATION
DALTON CORPORATION
DALTON CORPORATION, STRYKER MACHINING FACILITY CO.
DALTON CORPORATION, WARSAW MANUFACTURING FACILITY
ADVANCED CAST PRODUCTS, INC.
GREGG INDUSTRIES, INC.
A&M SPECIALTIES, INC.
NEENAH TRANSPORT, INC.
DALTON CORPORATION, KENDALLVILLE MANUFACTURING FACILITY
MORGAN’S WELDING, INC.

Each By	/s/ Robert E. Ostendorf, Jr.
	Name	Robert E. Ostendorf, Jr.
	Title	President and Chief Executive Officer
Signature Page to Forbearance Extension

BANK OF AMERICA, N.A., as Agent and as a Lender
By	/s/ Thomas Brennan
	Its	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By	/s/ Tom Beck
	Its	SVP

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Syndication Agent and as a Lender
By	/s/ Matthew Harbour
	Its	Vice President

Signature Page to Forbearance Extension

EXHIBIT A
to
FORBEARANCE EXTENSION
1.	A failure by Borrowers to achieve a Fixed Charge Coverage Ratio for the twelve (12) month periods ending on September 30, 2009 and December 31, 2009 of at least 1.0 to 1.0, in violation of Section 8.3 of the Loan Agreement, which would result in an Event of Default under Section 10.1.3 of the Loan Agreement.

2.	A failure by Borrowers to timely deliver financial statements and a compliance certificate for the fiscal month ended September 30, 2009 in violation of Section 8.1.3(ii) of the Loan Agreement, which would result in an Event of Default under Section 10.1.3 of the Loan Agreement.

3.	A failure by Borrowers to timely deliver Projections for the fiscal year ending September 30, 2010 in violation of Section 8.1.7 of the Loan Agreement, which would result in an Event of Default under Section 10.1.4 of the Loan Agreement.

4.	A qualification with respect to the Borrowers’ ability to continue as a going concern contained in the audited financial statements for the fiscal year ended September 30, 2009.

5.	A failure by Borrowers to maintain achieve EBITDA (as calculated in accordance with Exhibit 8.3 of the Loan Agreement) of at least $0 for the one-month period ending November 30, 2009.

6.	A failure by Borrowers to timely deliver audited financial statements and a compliance certificate for the fiscal month ended September 30, 2009 in violation of Section 8.1.3(i) of the Loan Agreement, which would result in an Event of Default under Section 10.1.4 of the Loan Agreement.
Exhibit A to Forbearance Extension

EXHIBIT B
to
FORBEARANCE EXTENSION
CONSENT AND REAFFIRMATION
          Each of the undersigned (each a “Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Forbearance Extension (the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Amended and Restated Loan and Security Agreement dated as of December 29, 2006 (as amended, supplemented, extended, renewed, restated or otherwise modified from time to time) among Agent, Borrowers and the Lenders from time to time party thereto); (ii) consents to Borrowers’ execution and delivery of the Agreement; (iii) agrees to be bound by the Agreement, including Section 8.6 and Section 8.7 of the Agreement; (iv) affirms that nothing contained in the Agreement, except as specifically stated therein, shall modify in any respect whatsoever any Loan Document to which it is a party; and (v) reaffirms its obligations under (a) the Guaranty Agreements and (b) each of the other Loan Documents to which it is a party (as modified by the Agreement, collectively, the “Reaffirmed Loan Documents”) and confirms that such obligations are unconditional and not subject to any defense, setoff, counterclaim or other adverse claim. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Agent nor any Lender has any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
          The undersigned further agree that after giving effect to the Agreement, each Reaffirmed Loan Document shall remain in full force and effect.

CAST ALLOYS, INC. DALTON CORPORATION, ASHLAND MANUFACTURING FACILITY BELCHER CORPORATION PEERLESS CORPORATION NFC CASTINGS, INC.
Each By
Name
Its

Exhibit A to Forbearance Extension